September 2007	Pricing Sheet dated September 21, 2007 relating to
Preliminary Terms No. 363 dated August 27, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due June 30, 2011
Based on the Performance of a Basket of Four Commodities and a Commodity Index
PRICING TERMS – SEPTEMBER 21, 2007
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$15,892,000
Pricing date:	September 21, 2007
Original issue date:	September 28, 2007 (5 business days after the pricing date)
Maturity date:	June 30, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket Commodities		Basket Weighting	Initial Commodity Price*
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)		30%	81.62
	S&P GSCITM Agriculture Index – Excess Return (the “agriculture index”)		20%	77.27619
	Copper – Grade A (“copper”)		20%	7,980.00
	High Grade Primary Aluminum (“aluminum”)		20%	2,380.00
	Gold (“gold”)		10%	737.00

* The initial price for each basket commodity will be the price published or determined by Standard & Poor’s or its successor, in the case of the agriculture index, the London Metal Exchange, in the case of copper and aluminum, the London Bullion Market Association, in the case of gold and the NYMEX Division of the New York Mercantile Exchange or its successor, in the case of WTI crude oil.  If any initial price as finally determined by these sources differs from any initial price specified in this pricing sheet, we will include the definitive initial price in an amended pricing sheet or final pricing supplement.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero.
Participation rate:	130%
Basket performance:	The sum of the commodity performance values for each of the basket commodities.
Commodity performance value:
For each basket commodity, the product of (i) a fraction, the numerator of which is the final average commodity price minus the initial commodity price, and the denominator of which is the initial commodity price times (ii) the basket weighting for such basket commodity.

Commodity price:
For any trading day:
¡  WTI crude oil - the official settlement price per barrel
¡  copper and aluminum - the official cash offer price per metric ton
¡  gold - the official afternoon fixing price per troy ounce
¡  agriculture index - the official settlement price of the agriculture index

Initial commodity price:	For each basket commodity, the related commodity price on the pricing date, as specified under “Initial Commodity Price” above.
Final average commodity price:	For each basket commodity, the arithmetic average of the commodity prices on each of the determination dates.
Determination dates:	January 15, 2011, February 15, 2011, March 15, 2011, April 15, 2011, May 15, 2011 and June 15, 2011; subject to adjustment for non-trading days and market disruptions events
CUSIP:	617446R76
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per note	$1,000	$25	$975
	Total	$15,892,000	$397,300	$15,494,700
(1)         The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see “Syndicate Information” on page 6 of the preliminary terms for further details.
(2)         For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 363 dated August 27, 2007
Prospectus Supplement dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.